Consent of Independent Certified Public Accountant

We hereby consent to the use in the Form 10-SB registration Statement, of Xelos, Inc. our report as of and for the period ending November 30, 2000 dated December 4, 2000 relating to the financial statements of Xelos, Inc. which appears in such Form 10- SB.

Baum & Company, P.A.

Certified Public Accountant